FOR IMMEDIATE RELEASE

CONTACT:
Jon W. Clark
Chief Financial Officer
(212) 297-1000
-Or-
Julia M. Rivera
Investor Relations
(212) 297-1000

Gramercy Capital Corp. Announces Completion of Sale of New York City Real Estate Investments

New York, NY – December 27, 2010 – Gramercy Capital Corp. (NYSE: GKK) today announced the closing of the previously announced sale of certain real estate investments to SL Green Realty Corp. (NYSE: SLG) for an aggregate price of approximately $390.8 million, including the assumption by SL Green of approximately $265.6 million in debt. The transactions closed on substantially the same terms as previously disclosed and produced approximately $89.8 million of unrestricted cash for the Company and approximately $39.0 million of restricted cash for one of the Company’s three CDOs.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.

To review Gramercy’s latest news releases and other corporate documents, please visit Gramercy's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the reduction in cash flows received from the Company's investments, in particular its CDOs and the Gramercy Realty portfolio; the ability of the Company's Gramercy Realty division to renegotiate the terms of its mortgage and mezzanine loan obligations; compliance with financial covenants; the adequacy of the Company's cash reserves, working capital and other forms of liquidity; maintenance of liquidity needs, including balloon debt payments; our reduced liquidity resulting from the tender offer of our Series A preferred stock; the success or failure of the Company's efforts to implement its current business strategy; the strength of the commercial finance and real estate property markets, and the banking industry specifically; competitive market conditions; the ability to raise debt and equity capital; unanticipated administrative costs; general and local economic conditions; interest rates; capital and credit market conditions; bankruptcies and defaults of borrowers or tenants in the Company's properties or properties securing the Company's debt investments; the resolution of the Company's non-performing and sub-performing assets and any loss the Company might recognize in connection with such investments; management changes; compliance with over-collateralization and interest coverage tests in the Company's CDOs; and other factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

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